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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A
          NOTIIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:    IMPACT MANAGEMENT INVESTMENT TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):
         1877 Ski Time Square Drive, Suite One
         Steamboat Springs, CO 80487

Telephone Number (including area code):  1-970-879-1189

Name and address of agent for service of process:
         Charles R. Clark, Chairman
         1877 Ski Time Square Drive, Suite One
         Steamboat Springs, CO 80487

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concunrently with the filing of Form N-8A:

                              YES  X             NO
                                  ---               ---

Pursuant to the requirements of the Investment Company Act of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Pittsburgh and the State of Pennsylvania on the 20th of February 1997.

(seal)    Signature: IMPACT MANAGEMENT INVESTMENT TRUST
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                     (Name of Registrant)

          By:        IMPACT MANAGEMENT SERVICES, INC.
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                     (Name of Sponsor)

          By:        /s/ RONALD A. STILLER
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                     Ronald A. Stiller, President